FOR IMMEDIATE RELEASE	Contact:	Heather Browne
February 5, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Announces Executive Vice President of Operations

HOUSTON – KBR (NYSE:KBR) today announced the promotion of Dennis Calton to Executive Vice President, Operations. Calton will direct KBR’s Project Management and Controls (PMOC) department as well as the company’s Engineering, Procurement, Construction and Services (EPCS) department. Calton will assume the duties formerly held by David Zimmerman who was named President, KBR Services last fall. Zimmerman will now focus exclusively in the role of President, KBR Services.

Calton’s promotion is part of KBR’s continued effort to maximize its business structure, while positioning the company for future growth. Last September, the company announced a reorganization that resulted in the creation of six distinct business segments.

“Dennis brings a wealth of experience to his position. In his over 30 year tenure with KBR, he has served in key project management and engineering roles,” said William P. Utt, KBR’s Chairman, President and CEO. “I am confident Dennis’ leadership will provide added value to KBR’s work in positioning itself as a market leader, focused on future growth and success.”

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.